Alpine 4 Holdings (ALPP) Announces the Formation of RCA Batteries Corporation, a Joint Venture Between its Subsidiaries RCA Commercial and Elecjet

NEWS PROVIDED BY

Alpine 4 Holdings, Inc.

Jan 26, 2022, 09:30 ET

PHOENIX, Jan. 26, 2022 /PRNewswire/ -- Alpine 4 Holdings, Inc. (Nasdaq: ALPP), a leading operator and owner of small market businesses, has announced the formation of RCA Batteries Corporation (RCA Batteries), a joint venture between RCA Commercial and Elecjet. RCA Batteries will reside under Alpine 4's subsidiary RCA Commercial and will operate as the manufacturer and distributor of the ElecJet family of graphene batteries.  Elecjet will continue as a manufacturer of electronic components, a research and development company, and the legal entity holding the company's intellectual property, including patents and software copyrights.  Samuel Gong will be the President of RCA Batteries while remaining as President of Elecjet.

RCA Batteries now represents four types of battery cells/products: The Apollo Ultra, a battery pack for everyday use, which Forbes has proclaimed as "Eye-Poppingly Fast." Two types of cylindrical cells; a 18650 Graphene Lithium battery cell and a 21700 Graphene Lithium battery cell, both intended for commercial customers in several sectors.  Finally, the company plans to begin small volume production of its graphene enhanced Solid-State Batteries in Q2 2022 with the goal to bring main scale production in 2023.

All the Company's cylindrical graphene enhanced batteries cells boast charging rates of least 2C and can go as high as 8C depending on the customer's application needs.  These speeds are between double and twenty times faster than the traditional Lithium battery cell can charge at.   The company's graphene solid-state battery can charge at rates up to 30C.  These batteries also have industry-leading discharge rates for more efficient energy usage and power distribution.

Sam Gong, President of Elecjet (and now RCA Batteries) commented: "Our Graphene solid-state technology will help us improve energy density by about 10% compared to some of the most energy-dense batteries on the market, and upwards of 80%+ compared to some applications.  Elecjet prides itself on not just boasting about what we can do in a lab, but what we can produce on a large commercially viable scale.  We're looking forward to getting these batteries in our customer's products throughout 2022."

https://www.forbes.com/sites/davidphelan/2021/12/16/Elecjet-apollo-ultra-power-bank-review-eye-poppingly-fast/?sh=7ff02d83fa0d

Kent B. Wilson, Alpine 4 CEO, had this to say: "RCA Batteries was envisioned long before we closed on our subsidiary RCA Commercial in early December 2021.  The goal was to enhance the amazing capabilities of the Elecjet family of graphene-enhanced batteries and attach it to a well-known name in the electronics industry.  The merits of this joint venture are immense.  RCA Batteries with its graphene enhanced battery cells, the manufacturing power of our subsidiaries RCA Commercial and Quality Circuit Assembly, will allow RCA Batteries the ability to start producing best in class battery cells for varying applications in the near future.  The goal is to bring full manufacturing to the United States by Q4 2023. From a market perspective, our sights are set on the ESS (energy storage systems) market, including power walls, battery cells for EV's, and various other commercial applications, as well as the electrification of Vayu Aerospace's drones, including the newest fleet of drones under development."

About RCA Commercial Electronics: RCA Commercial Electronics is the continuance of the legacy of the US-based conglomerate RCA Corporation which dominated the electronics industry of the 20th century.  RCA Commercial acquired the rights to the RCA name brand in 2004 and the LG lighting division to which it acquired the name brand and intellectual property in 2016. The RCA Corporation was a major American electronics company, which was founded as the Radio Corporation of America in 1919. It was initially a patent trust owned by General Electric (GE), Westinghouse, AT&T Corporation, and United Fruit Company. But in 1932, RCA became an independent company, and this storied American company began.

https://www.rcacommercialtv.com/about/

About Elecjet: Elecjet specializes in developing super-fast charging, graphene battery solutions that offer convenience in the palm of your hands. For the past 11 years, our research and development team have been committed to advancing our products' charging performance and battery life.

https://elecjet.com/

About Alpine 4 Holdings:  Alpine 4 Holdings, Inc. (ALPP) is a NASDAQ traded conglomerate that acquires businesses that fit into its disruptive DSF business model of Drivers, Stabilizers, and Facilitators. At Alpine 4, we understand the nature of how technology and innovation can accentuate a business.  Our focus is on how the adaptation of new technologies, even in brick-and-mortar businesses, can drive innovation.  We also believe that our holdings should benefit synergistically from each other, have the ability to collaborate across varying industries, spawn new ideas, and create fertile ground for competitive advantages.

Four principles at the core of our business are Synergy. Innovation. Drive. Excellence.  At Alpine 4, we believe synergistic innovation drives excellence.  By anchoring these words to our combined experience and capabilities, we can aggressively pursue opportunities within and across vertical markets.  We deliver solutions that not only drive industry standards, but also increase value for our shareholders.

Contact: Investor Relations

investorrelations@alpine4.com

www.alpine4.com

Forward-Looking Statements: Certain statements and information in this press release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Private Securities Litigation Reform Act of 1995.  The information disclosed in this press release is made as of the date hereof and reflects Alpine 4 most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results.  These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC.  Although Alpine 4 believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements.  The forward-looking statements contained in this release are made as of the date hereof, and Alpine 4 disclaims any intention or obligation to update the forward-looking statements for subsequent events.

SOURCE Alpine 4 Holdings, Inc.